Exhibit 5.1(a)

SIDLEY AUSTIN LLP 787 SEVENTH AVENUE NEW YORK, NY 10019 212 839 5300 212 839 5599 FAX	BEIJING BRUSSELS CHICAGO DALLAS FRANKFURT	GENEVA HONG KONG LONDON LOS ANGELES NEW YORK	SAN FRANCISCO SHANGHAI SINGAPORE TOKYO WASHINGTON, DC

FOUNDED 1866
June 15, 2006
HSBC Home Equity Loan Corporation I
HSBC Home Equity Loan Corporation II
2700 Sanders Road
Prospect Heights, Illinois 60070

Re:	HSBC Home Equity Loan Corporation I HSBC Home Equity Loan Corporation II Registration Statement on Form S-3 File No. 333-132348
Ladies and Gentlemen:
     We have acted as counsel for HSBC Home Equity Loan Corporation I, a Delaware corporation (a “Depositor”), and HSBC Home Equity Loan Corporation II, a Delaware corporation (a “Depositor”), in connection with the preparation of the registration statement on Form S-3 (the “Registration Statement”) relating to the Securities (defined below) and with the authorization and issuance from time to time in one or more series (each, a “Series”) of asset-backed notes (the “Notes”) and asset-backed certificates (the “Certificates” and, together with the Notes, the “Securities”). As set forth in the Registration Statement, each Series of Certificates will be issued under and pursuant to the terms of a separate pooling and servicing agreement, or trust agreement (each, an “Agreement”) among the applicable Depositor, a trustee (the “Trustee”) and where appropriate, a master servicer (the “Master Servicer”), each to be identified in the prospectus supplement for the related Series of Certificates. As also set forth in the Registration Statement, each Series of Notes will be issued under an indenture (the “Indenture”) between an owner trustee acting in behalf of an owner trust established by the applicable Depositor and an indenture trustee, each to be identified in the prospectus supplement for the related Series of Notes.
     We have examined copies of each Depositor’s Certificate of Incorporation, each Depositor’s By-laws and forms of each Agreement and Indenture, as filed as exhibits to the Registration Statement, and the forms of Securities included in any Agreement or Indenture so filed in the Registration Statement and such other records, documents and statutes as we have deemed necessary for purposes of this opinion.
     Based upon the foregoing, we are of the opinion that:

JUNE 15, 2006 PAGE 2	NEW YORK
     1. When any Agreement relating to a Series of Certificates has been duly and validly authorized by all necessary action on the part of the applicable Depositor and has been duly executed and delivered by the applicable Depositor, the Master Servicer, if any, the Trustee and any other party thereto, such Agreement will constitute a legal, valid and binding agreement of the applicable Depositor, enforceable against the applicable Depositor in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency or other laws relating to or affecting creditors’ rights generally or by general equity principles.
     2. When a Series of Certificates has been duly authorized by all necessary action on the part of the applicable Depositor (subject to the terms thereof being otherwise in compliance with applicable law at such time), duly executed and authenticated by the Trustee for such Series in accordance with the terms of the related Agreement and issued and delivered against payment therefor as described in the Registration Statement, such Series of Certificates will be legally and validly issued, fully paid and non-assessable binding obligations of the related Trust, and the holders thereof will be entitled to the benefits of the related Agreement.
     3. When an Indenture for a Series of Notes has been duly and validly authorized by all necessary action on the part of the applicable Depositor and has been duly executed and delivered by the parties thereto, such Indenture will be a legal and valid obligation of the applicable issuer of such Series of Notes.
     4. When a Series of Notes has been duly authorized, executed and authenticated in accordance with the related Indenture (subject to the terms thereof being otherwise in compliance with applicable law at such time), and issued and delivered against payment therefor as described in the Registration Statement, such Series of Notes will be legally and validly issued, fully paid and non-assessable, and the holders thereof will be entitled to the benefits of the Indenture.
     In rendering the foregoing opinions, we express no opinion as to the laws of any jurisdiction other than the laws of the State of New York (excluding choice of law principles therein), the corporate laws of the State of Delaware and the federal laws of the United States of America. We note that the Registration Statement provides that a Trust may be organized as a statutory trust under Delaware law, and that the form of trust agreement included as Exhibit 4.5 provides that it shall be governed by Delaware law. Accordingly, we express no opinion herein regarding the Securities to the extent issued by a Delaware statutory trust pursuant to such a trust agreement.
     We hereby consent to the filing of this letter as an exhibit to the Registration Statement and to the references to this firm under the heading “Legal Matters” in each Prospectus forming a part of the Registration Statement, without admitting that we are “experts” within the meaning of the Securities Act of 1933, as amended, or the Rules and Regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this exhibit.
Very truly yours,
/s/ Sidley Austin LLP
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